UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Rule 13d-101
Information to be Included in Statements Filed pursuant to Rule 13d-1(a)
and Amendments Thereto Filed Pursuant to Rule 13d-2(a)
(Amendment No. 3)*

                                         BVR SYSTEMS (1998) LTD.
(Name of Issuer)

              ORDINARY SHARES, PAR VALUE NIS 1.0 PER SHARE
(Title of Class of Securities)

                                                        M20512105
(CUSIP Number)

Doron Feinberg, Adv. Clal Industries and Investments Ltd. 3 Azrieli Center, Triangle Tower Tel Aviv, 67023 Tel: 972-3-6075795 Israel

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                                    December 26, 2003
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box □.

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Clal Industries and Technologies (1997) Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Clal Industries and Investments Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3
4		SOURCE OF FUNDS* Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)	□
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS IDB Development Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS IDB Holding Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Nochi Dankner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Shelly Dankner-Bergman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Avraham Livnat
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. M20512105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Ruth Manor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *	(a) □ (b) □
3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E) □
6		CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* □
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14		TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 3 restates and amends the Statement on Schedule 13D, as amended, previously filed with the Securities and Exchange Commission by certain of the Reporting Persons with respect to the ordinary shares, par value New Israeli Shekel 1.0 per share, of BVR Systems (1998) Ltd.

Item 3. Source and Amount of Funds or Other Consideration

(1) On September 22, 2003, Clal Technologies sold 365,000 Ordinary Shares of the Issuer and on November 11, 2003 , Clal Technologies sold 329,200 Ordinary Shares of the Issuer, constituting all the Ordinary Shares of the Issuer owned by it, to Clal Industries at price of $5,072,458 per share in a privately negotiated transaction. Clal Industries used its working capital to finance the purchase. As of November 11, 2003, Clal Technologies no longer held beneficially or of record, Ordinary Shares of the Issuer.

(2) On various dates from December 26, 2003 through December 31, 2003, Clal Industries sold all of the Ordinary Shares of the Issuer held by it at a price of $0.18 per share as a result of a Tender Offer to Chun Holdings Ltd., a Corporation Controlled by Aviv Tzidon, Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd. As of December 31, 2003, Clal Industries no longer held beneficially or of record, Ordinary Shares of the Issuer.

Item 5. Interest in Securities of the Issuer

Since the Reporting Persons own less than 5% of the Ordinary Shares of the Issuer, this Amendment No. 3 is the last amendment to this Statement on Schedule 13D.

Signature

After reasonable inquiry and to the best of knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this Statement is true, complete and correct.

Dated: February 24, 2004

CLAL INDUSTRIES AND TECHNOLOGIES (1997) LTD.
CLAL INDUSTRIES AND INVESTMENTS LTD.
IDB DEVELOPMENT CORPORATION LTD.
IDB HOLDING CORPORATION LTD.
NOCHI DANKNER
SHELLY DANKNER-BERGMAN
AVRAHAM LIVNAT
RUTH MANOR

By:	IDB HOLDING CORPORATION LTD.
By:	(signed)_______________________________

Zehavit Josef and Arthur Caplan, authorized signatories of IDB Holding Corporation Ltd. for itself and on behalf of Clal Industries and Technologies (1997) Ltd., Clal Industries and Investments Ltd., IDB Development Corporation Ltd., Nochi Dankner, Shelly Dankner-Bergman, Avraham Livnat and Ruth Manor pursuant to the agreements annexed to Amendment No. 2 to Schedule 13D as exhibits 5-11, as filed.